Exhibit 99.1

Itron Announces Second Quarter Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--July 28, 2010--Itron, Inc. (NASDAQ:ITRI) today reported financial results for its second quarter and six months ended June 30, 2010. Highlights include:

  Record quarterly and six month revenues of $569 million and $1.1 billion;
  Quarterly and six month non-GAAP diluted EPS of 98 cents and $1.99;
  Six month cash flow from operations and free cash flow of $117 million and $89 million;
  Quarterly and six month adjusted EBITDA of $84 and $150 million;
  Record twelve-month backlog of $1.0 billion and total backlog of $1.7 billion; and
  Quarterly bookings of $806 million.

“We are having a fantastic year with record financial results, strong bookings and record backlog,” said Malcolm Unsworth, president and CEO. “This performance underscores the strength of Itron’s portfolio of products and solutions – the broadest in the industry. At the same time, there were some disappointments with recent contract awards in North America. As we look forward, we are actively pursuing a variety of activities to enhance our competitive position in these areas.”

Operations Highlights:

Revenues:

Total Company - Total revenues of $569 million for the second quarter of 2010 and $1.1 billion for the first six months of 2010 were 38% and 33% higher than respective 2009 revenues of $414 and $802 million.

North America - Revenues of $303 million for the second quarter and $546 million for the first six months of 2010 were 112% and 94% higher than respective 2009 revenues of $143 million and $282 million. The increase in revenues in 2010 was primarily driven by higher shipments of OpenWay meters and modules. During the second quarter of 2010, we shipped 1.2 million OpenWay units.

International - Revenues of $266 million for the second quarter of 2010 were $5 million, or 2%, lower than the comparable 2009 period revenues of $271 million. The decrease in revenues was due to foreign exchange rates. Revenues of $522 million for the first half of 2010 were $3 million higher than the same period in 2009 due to favorable foreign exchange rates modestly offset by a slowdown due to economic conditions in certain markets.

Gross Margins:

Total Company - Gross margins of 31.0% for the second quarter and 31.4% for the first six months of 2010 were lower than 2009 gross margins of 32.2% and 32.7%.

North America - Gross margins of 34.0% for the quarter and 33.5% for the six months of 2010 were lower than the 2009 gross margins of 34.9% and 36.2%. The decline in gross margins was primarily due to increased shipments of our higher cost first generation OpenWay meters and increased service revenues, which have lower margin. In addition, compensation costs were higher due to reinstating annual incentive plans in 2010.

International - Gross margins of 27.5% for the quarter and 29.1% for the first six months of 2010 were lower than 2009 gross margins of 30.7% and 30.9%. The decrease in margins was due to increased warranty expense.

Operating Expenses:

Total Company - Operating expenses of $124 million for the second quarter and $249 million for the first six months of 2010 were slightly higher than the 2009 periods of $121 million and $242 million.

North America - Operating expenses were $46 million for the second quarter and $92 million for the first six months of 2010 compared with $44 million and $89 million for the same periods of 2009. The increase in operating expenses was primarily due to expenses in the current period associated with the reinstatement of annual incentive compensation plans in 2010 and higher sales and marketing expense. These increases were somewhat offset by decreased amortization of intangibles expense.

International - Operating expenses for the second quarter 2010 of $68 million were $2 million lower than $70 million in the second quarter 2009. The decrease was due to foreign exchange rates and lower amortization of intangibles, partially offset by higher sales and marketing and general administrative costs. Operating expenses for the first six months of 2010 were $137 million compared with $138 million for the same period of 2009. Decreases in operating expenses were due to decreased amortization of intangibles expense partially offset by increases from foreign exchange rates and higher sales and marketing and general administrative expenses.

Corporate Unallocated - Corporate unallocated expenses were $10 million for the second quarter and $21 million for the first six months of 2010 compared with $7 million and $16 million in the same periods of 2009. The increase in 2010 was primarily due to higher compensation expense.

Other Income/Expense:

Net Interest Expense – Net interest expense of $14 million for the second quarter and $29 million for the first six months of 2010 compared with $16 million and $32 million for the same periods of 2009. Amortization of debt placement fees, which is included in net interest expense, was $1.5 million for the second quarter and $2.7 million for the first six months of 2010 compared with $374,000 and $2.2 million in the respective 2009 periods. Amortization of debt placement fees varies depending on the amount of debt repayments made in a given period. During the first half of 2010, we made approximately $74 million in debt repayments compared with $70 million in the same period of 2009.

Loss on Extinguishment of Debt – The first six months of 2009 included a $10.3 million net loss on the extinguishment of debt related to a convertible debt for common stock exchange. The difference in the value of the shares of Itron’s common stock issued under the exchange agreement and the value of the shares used to derive the amount payable under the original conversion agreement resulted in the net loss on extinguishment of debt.

Other Income/Expense – Other expense was $425,000 in the second quarter of 2010 compared with $2.9 million in 2009. Other expense for the first six months of 2010 was $1.0 million compared with $4.9 million in the 2009 period. The 2010 periods include a foreign exchange gain, compared with a loss in the 2009 periods, caused by fluctuations in exchange rates for material purchases and related product sales denominated in different currencies. Additionally, the 2009 periods included consulting and legal fees associated with an amendment to our senior debt agreement.

GAAP Measures:

GAAP Income Taxes – We had a tax expense of $11.1 million in the second quarter of 2010 compared with a benefit of $22.4 million in the second quarter of 2009. For the first six months of 2010, we had a tax expense of $2.4 million compared with a benefit of $22.4 million in the same period of 2009. The tax provision reflected in the first six months of 2010 is derived from our estimated tax rate for the full year.

GAAP Net Income and Diluted EPS – Our GAAP net income and diluted EPS for the second quarter and first six months of 2010 was $26.9 million, or 65 cents per share, and $53.7 million, or $1.31 per share. This compares with net income of $15.3 million, or 40 cents per share, and a net loss of $4.4 million, or 12 cents in the same periods in 2009. The increase in 2010 net income was primarily due to higher operating income in our North America segment.

Non-GAAP Measures:

Non-GAAP Operating Income – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $69 million, or 12.1% of revenues, in the second quarter and $120 million, or 11.3% of revenues, for the first six months of 2010. This compares with $36 million, or 8.7% of revenues, and $68.3 million, or 8.5% of revenues, in the second quarter and first six months of 2009. The increased operating income was primarily due to increased contribution from North America.

Non-GAAP Income Taxes – We had a non-GAAP tax rate of 31.1% in the second quarter and 16.8% for the first six months of 2010 compared with 6.3% and 18.7% in the same periods of 2009. The tax provision reflected in the first six months of 2010 is derived from our estimated non-GAAP tax rate for the full year.

Non-GAAP Net Income and Diluted EPS – Non-GAAP net income, which excludes amortization expenses related to intangible assets, amortization of debt placement fees, the amortization of convertible debt discount, and the non-cash net loss associated with the convertible debt for stock exchange, was $40.4 million in the second quarter and $81.7 million for the first six months of 2010. This compares with $18.6 million and $30.8 million in the 2009 periods. Non-GAAP diluted EPS was 98 cents and $1.99 in the second quarter and first six months of 2010 compared with 49 cents and 82 cents in the same periods of 2009. Fully diluted shares outstanding were 3.0 million and 3.7 million shares higher than the same periods in 2009 primarily due to the convertible debt for stock exchange in the first quarter of 2009 and the equity offering in the second quarter of 2009.

Other Financial Highlights:

Backlog and New Order Bookings: Total backlog was $1.7 billion at June 30, 2010 compared with $1.6 billion at June 30, 2009. Twelve month backlog of $1.0 billion at June 30, 2010 was higher than the $646 million at June 30, 2009 due to the inclusion of a substantial amount of OpenWay contract shipments in the current twelve month backlog. New order bookings for the second quarter of 2010 were $806 million, compared with $427 million in the second quarter of 2009. New order bookings in the second quarter of 2010 included $339 million related to our OpenWay contract with Detroit Edison while the second quarter of 2009 did not include any significant OpenWay contract bookings. Our book-to-bill ratios were 1.4 to 1 and 1.0 to 1 for the second quarter of 2010 and 2009, respectively.

Cash Flows from Operations and Financial Condition: Net cash provided by operating activities during the first six months of 2010 was $117 million, compared with $67 million in the same period in 2009. Adjusted earnings before interest, taxes, depreciation, amortization and the non-cash net loss on the extinguishment of debt (adjusted EBITDA) in the second quarter of 2010 was $84 million compared with $47 million for the same period in 2009. Adjusted EBITDA for the first six months of 2010 was $150 million compared with $90 million in the first six months of 2009. Free cash flow for the first six months of 2010 was $89 million compared with $40 million in the same period in 2009. Cash and equivalents were $137 million at June 30, 2010 compared with $122 million at December 31, 2009.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS, adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs, particularly those associated with acquisitions. We exclude these expenses in our non-GAAP financial measures as we believe the net result is a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on July 28, 2010. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors/Investor Events”. The live webcast will begin at 2:00 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #6492029. You may also view presentation materials related to the earnings call on Itron’s website at www.itron.com under Investors / Presentations.

About Itron:

Itron, Inc. is a leading technology provider to the global energy and water industries. Our company is the world’s leading provider of intelligent metering, data collection and utility software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our products include electricity, gas, water and heat meters, data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and related software applications; as well as project management, installation and consulting services. To know more, start here: www.itron.com.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$569,460	$413,748	$1,068,740	$802,266
Cost of revenues	393,136	280,639	733,521	539,573
Gross profit	176,324	133,109	335,219	262,693

Operating expenses
Sales and marketing	40,974	37,925	82,511	74,900
Product development	33,022	30,809	66,062	61,967
General and administrative	33,285	28,467	66,342	57,491
Amortization of intangible assets	16,766	24,189	34,577	47,667
Total operating expenses	124,047	121,390	249,492	242,025

Operating income	52,277	11,719	85,727	20,668
Other income (expense)
Interest income	111	481	278	1,016
Interest expense	(13,965)	(16,399)	(28,888)	(33,244)
Loss on extinguishment of debt, net	-	-	-	(10,340)
Other income (expense), net	(425)	(2,877)	(1,017)	(4,911)
Total other income (expense)	(14,279)	(18,795)	(29,627)	(47,479)

Income (loss) before income taxes	37,998	(7,076)	56,100	(26,811)
Income tax (provision) benefit	(11,098)	22,365	(2,413)	22,371
Net income (loss)	$26,900	$15,289	$53,687	$(4,440)

Earnings (loss) per common share-Basic	$0.67	$0.40	$1.33	$(0.12)
Earnings (loss) per common share-Diluted	$0.65	$0.40	$1.31	$(0.12)

Weighted average common shares outstanding-Basic	40,329	37,776	40,261	36,968
Weighted average common shares outstanding-Diluted	41,161	38,130	41,011	36,968

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Itron North America	$303,155	$142,938	$546,272	$282,307
Itron International	266,305	270,810	522,468	519,959
Total Company	$569,460	$413,748	$1,068,740	$802,266

Gross profit
Itron North America	$103,131	$49,937	$183,022	$102,213
Itron International	73,193	83,172	152,197	160,480
Total Company	$176,324	$133,109	$335,219	$262,693

Operating income (loss)
Itron North America	$57,543	$5,854	$91,311	$13,647
Itron International	5,126	12,914	15,662	22,699
Corporate unallocated	(10,392)	(7,049)	(21,246)	(15,678)
Total Company	$52,277	$11,719	$85,727	$20,668

METER AND MODULE SUMMARY
(Units in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Total meters (with and without AMR/AMI)
Itron North America
Electricity	1,740	760	3,190	1,600
Gas	160	90	260	170
Itron International
Electricity	1,930	1,970	3,570	3,780
Gas	1,020	1,400	2,000	2,720
Water	2,380	2,130	4,670	4,580
Total meters	7,230	6,350	13,690	12,850

Additional meter information (Total Company)
Meters with AMR	1,050	760	1,720	1,540
Meters with AMI	1,050	80	1,860	100
Standalone AMR/AMI modules	1,600	1,010	2,790	2,010
Meters with AMR/AMI and modules	3,700	1,850	6,370	3,650

Meters with other vendors' AMR/AMI	70	120	260	310

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	June 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$137,371	$121,893
Accounts receivable, net	366,476	337,948
Inventories	201,678	170,084
Deferred tax assets current, net	20,833	20,762
Other current assets	65,336	75,229
Total current assets	791,694	725,916

Property, plant, and equipment, net	289,409	318,217
Prepaid debt fees	7,109	8,628
Deferred tax assets noncurrent, net	67,684	89,932
Other noncurrent assets	15,612	18,117
Intangible assets, net	309,030	388,212
Goodwill	1,146,082	1,305,599
Total assets	$2,626,620	$2,854,621

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$235,441	$219,255
Other current liabilities	59,677	64,583
Wages and benefits payable	85,386	71,592
Taxes payable	18,097	14,377
Current portion of long-term debt	10,182	10,871
Current portion of warranty	26,250	20,941
Unearned revenue	37,987	40,140
Deferred tax liabilities current, net	1,625	1,625
Total current liabilities	474,645	443,384

Long-term debt	663,159	770,893
Warranty	22,953	12,932
Pension plan benefits	54,953	63,040
Deferred tax liabilities noncurrent, net	60,017	80,695
Other noncurrent obligations	67,908	83,163
Total liabilities	1,343,635	1,454,107

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,315,067	1,299,134
Accumulated other comprehensive income (loss), net	(116,019)	71,130
Retained earnings	83,937	30,250
Total shareholders' equity	1,282,985	1,400,514
Total liabilities and shareholders' equity	$2,626,620	$2,854,621

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2010	2009

Operating activities
Net income (loss)	$53,687	$(4,440)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	65,071	74,407
Stock-based compensation	9,121	9,279
Amortization of prepaid debt fees	2,762	2,272
Amortization of convertible debt discount	4,957	4,895
Loss on extinguishment of debt, net	-	9,960
Deferred taxes, net	(7,159)	(35,000)
Other adjustments, net	3,306	(465)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(52,332)	9,940
Inventories	(40,930)	(1,575)
Accounts payables, other current liabilities, and taxes payable	39,585	(4,054)
Wages and benefits payable	19,648	(9,004)
Unearned revenue	(1,205)	12,719
Warranty	14,034	(4,190)
Other operating, net	6,541	2,609
Net cash provided by operating activities	117,086	67,353

Investing activities
Acquisitions of property, plant, and equipment	(27,716)	(27,804)
Business acquisitions & contingent consideration, net of cash equivalents acquired	-	(1,317)
Other investing, net	4,495	3,973
Net cash used in investing activities	(23,221)	(25,148)

Financing activities
Payments on debt	(73,881)	(70,241)
Issuance of common stock	6,812	162,153
Prepaid debt fees	(1,340)	(3,992)
Other financing, net	(897)	(587)
Net cash (used in) provided by financing activities	(69,306)	87,333

Effect of foreign exchange rate changes on cash and cash equivalents	(9,081)	2,200
Increase in cash and cash equivalents	15,478	131,738
Cash and cash equivalents at beginning of period	121,893	144,390

Cash and cash equivalents at end of period	$137,371	$276,128

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures”.

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments or extinguishment of debt gains and losses. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income – We define non-GAAP operating income as operating income excluding the expense related to the amortization of intangible assets. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of expenses that are related to previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. Non-GAAP operating income excludes some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, amortization of convertible debt discount, and the non-cash net loss on the extinguishment of debt. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, and the non-cash net loss on the extinguishment of debt, and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant, and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying table has more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Non-GAAP operating income:
GAAP operating income	$52,277	$11,719	$85,727	$20,668
Amortization of intangible assets	16,766	24,189	34,577	47,667
Non-GAAP operating income	$69,043	$35,908	$120,304	$68,335

Non-GAAP net income:
GAAP net income (loss)	$26,900	$15,289	$53,687	$(4,440)
Amortization of intangible assets	16,766	24,189	34,577	47,667
Amortization of debt placement fees	1,458	374	2,659	2,162
Amortization of convertible debt discount	2,501	2,325	4,957	4,895
Loss on extinguishment of debt, net	-	-	-	9,960
Income tax effect of non-GAAP adjustments	(7,195)	(23,608)	(14,149)	(29,453)
Non-GAAP net income	$40,430	$18,569	$81,731	$30,791

Non-GAAP diluted EPS	$0.98	$0.49	$1.99	$0.82

Weighted average common shares outstanding - Diluted	41,161	38,130	41,011	37,337

Adjusted EBITDA:
GAAP net income (loss)	$26,900	$15,289	$53,687	$(4,440)
Interest income	(111)	(481)	(278)	(1,016)
Interest expense	13,965	16,399	28,888	33,244
Income tax (benefit) provision	11,098	(22,365)	2,413	(22,371)
Depreciation and amortization	31,794	38,171	65,071	74,407
Loss on extinguishment of debt, net	-	-	-	9,960
Adjusted EBITDA	$83,646	$47,013	$149,781	$89,784

Free Cash Flow:
Net cash provided by operating activities	$51,307	$24,627	$117,086	$67,353
Acquisitions of property, plant, and equipment	(11,565)	(14,092)	(27,716)	(27,804)
Free Cash Flow	$39,742	$10,535	$89,370	$39,549

CONTACT:
Itron, Inc.
Ranny Dwiggins
Vice President, Investor Relations
509-891-3443
ranny.dwiggins@itron.com
or
Marni Pilcher
Director, Investor Relations
509-891-3847
marni.pilcher@itron.com